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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File No. 333-38794
                                                  -----------------------------


                          VICTORY ENTERTAINMENT CORP.
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             (Exact name of registrant as specified in its charter)


      1000 UNIVERSAL STUDIOS PLAZA, BUILDING 22-A, ORLANDO, FLORIDA 32819
                                 (407) 224-5360
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              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


               COMMON STOCK, WITH A PAR VALUE OF $.001 PER SHARE
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            (Title of each class of securities covered by this Form)


                                      NONE
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        (Titles of all other classes of securities for which a duly to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duly to file reports:

         Rule 12g-4(a)(1)(i)    [ ]                  Rule 12h-3(b)(i)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [X]                  Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]                  Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]                  Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)    [ ]

         Approximate number of holders of record as of the certification or notice date: 438
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Victory Entertainment Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          VICTORY ENTERTAINMENT CORP.

Date: APRIL 2, 2001                       BY: /S/ JACOB "KOBI" JAEGER
      --------------------                    ---------------------------------
                                                 JACOB "KOBI" JAEGER,
                                                 PRESIDENT AND CHIEF EXECUTIVE
                                                 OFFICER